Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

October 30, 2020

Scholar Rock Holding Corporation

620 Memorial Drive, 2nd Floor

Cambridge, MA 02139

Re:         Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-231920) (as amended or supplemented, the “Registration Statement”) filed on June 3, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Scholar Rock Holding Corporation, a Delaware corporation (the “Company”) of up to $275,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on June 10, 2019. Reference is made to our opinion letter dated June 3, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 30, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to an aggregate of (i) 3,717,948 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,179,487 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 769,230 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Scholar Rock Holding Corporation

October 30, 2020

Based on the foregoing, we are of the opinion that

1.	The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion set forth above as to enforceability is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP